Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600, extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2009
FIRST  QUARTER   RESULTS
________________________________________________________________

HAUPPAUGE, NY – February 16, 2009 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the first fiscal quarter  ended December 31, 2008.

FIRST QUARTER RESULTS

Net sales in the quarter decreased 53.3%, from $37.0 million for the previous year’s first fiscal quarter to  $17.3 million for the first fiscal quarter of 2009.

The Company incurred a net loss of $1,772,313 for the first fiscal quarter of 2009 compared to net income of $2,462,988 for the first fiscal quarter of 2008. Net loss per share for the first  fiscal quarter  of 2009 was  $0.18  on a basic and diluted basis,  compared to net income per share of  $0.25 and $0.24 on a basic and diluted basis for the first fiscal quarter of 2008.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated  “the curtaliment of consumer spending  due to  the weakened economy,  the financial problems leading up to the liquidation of  Circuit City in the United States,  the weakening of the Euro and a decline in TV tuner sales to PC manufacturers were the major forces that caused  the first quarter sales decline.  We continued our expense reduction program, which was started mid fiscal 2008, which resulted in  a decrease in operating expenses of about   $782,000 compared to the first fiscal quarter of 2008”.

Mr. Plotkin continued, “On December 24, 2008 we completed the purchase of the Pinnacle PCTV product line from Avid Technology. Our results for this fiscal quarter do not contain any PCTV business, but we expect the PCTV product line to start contributing to our revenue during our second fiscal quarter. With the exception of the addition of the PCTV engineering team in Braunschweig Germany, we should be able to absorb the PCTV sales, operational and administrative functions into our existing Hauppauge structure with minimal incremental operating costs”.

 ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe Sarl subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

This press release contains forward-looking statements as that term is defined in the federal securities laws.  The events described in forward-looking statements contained in this press release may not occur.   Generally these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies, projected or anticipated benefits from acquisitions to be made by us, or projections involving anticipated revenues, earnings or other aspects of our operating results.  The words "may," "will," "expect," "believe," "anticipate," "project," "plan," "intend," "estimate," and "continue," and their opposites and similar expressions are intended to identify forward-looking statements.  We caution you that these statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences (including, but not limited to, those set forth in our public reports filed with the Securities and Exchange Commission including, but not limited to our Form 10-K for the year ended September 30, 2008 and our soon to be filed Form 10-Q for December 31, 2008),  many of which are beyond our control, that may influence the accuracy of the statements and the projections upon which the statements are based.  Our actual results, performance and achievements could differ materially from those expressed or implied in these forward-looking statements.  We undertake no obligation to publicly update or revise any forward-looking statements, whether from new information, future events or otherwise.

[ Financial Table Follows ]

HAUPPAUGE DIGITAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended December 31,
	2008	2007

Net sales	$17,288,680	$37,047,461
Cost of sales	14,690,419	28,906,400
Gross profit	2,598,261	8,141,061

Selling, general and administrative expenses	3,838,896	4,552,569
Research and development expenses	845,642	913,757
Income (loss) from operations	(2,086,277)	2,674,735

Other income (expense):
Interest income	4,469	6,194
Foreign currency gain (loss)	347,002	(27,609)
Other income (expense)	351,471	(21,415)
Income (loss) before taxes	(1,734,806)	2,653,320
Tax provision	37,507	190,332
Net income (loss)	$(1,772,313)	$2,462,988

Net income (loss) per share:
Basic	$(0.18)	$0.25
Diluted	$(0.18)	$0.24

Weighted average shares-basic	10,035,088	9,843,799
Weighted average shares-diluted	10,035,088	10,137,970

HAUPPAUGE DIGITAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2008 (unaudited)	September 30, 2008
Assets:
Cash and cash equivalents	$11,372,560	$14,191,721
Trade receivables, net of various allowances	7,745,752	6,932,400
Other non trade receivables	4,005,106	2,316,057
Inventories	12,460,945	12,236,166
Deferred tax asset-current	1,133,073	1,133,073
Prepaid expenses and other current assets	984,288	1,093,406
Total current assets	37,701,724	37,902,823

Intangible assets	4,094,014	-
Goodwill	1,023,504	-
Property, plant and equipment, net	938,485	769,288
Security deposits and other non current assets	108,400	102,227
Deferred tax asset-non current	887,611	887,611
Total assets	$44,753,738	$39,661,949

Liabilities and Stockholders’ Equity:

Current Liabilities:
Accounts payable	$13,123,510	$10,406,836
Accrued expenses –fees	8,995,828	7,952,244
Accrued expenses – other	2,808,309	2,256,099
Note Payable	2,500,000	-
Income taxes payable	84,504	58,234
Total current liabilities	27,512,151	20,673,413

Stockholders' Equity:
Common stock, $.01 par value; 25,000,000 shares authorized,
10,795,239 and 10,784,717 issued, respectively	107,952	107,847
Additional paid-in capital	16,852,689	16,709,201
Retained earnings	6,166,382	7,938,695
Accumulated other comprehensive loss	(3,481,099)	(3,362,870)
Treasury Stock, at cost, 759,579 shares	(2,404,337)	(2,404,337)
Total stockholders' equity	17,241,587	18,988,536
Total liabilities and stockholders' equity	$44,753,738	$39,661,949